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                                                                     Exhibit 3.2

                          Memorandum of Understanding

This memorandum of understanding is between:


Sprint Canada Inc.
Solutions Alliance Program
2235 Sheppard Ave. East
North York ON M2J 5G1

-AND-

TIV
5300 Town & Country Blvd., Suite 300
Frisco TX 75034 USA

-AND-

Wiredinn
5300 Town & Country Blvd., Suite 300
Frisco TX 75034 USA

-AND-

Cinema Internet Networks Inc.
320-1333 Johnston St.
Pier 32 Building
Vancouver BC V6H 3R9


This memorandum of understanding ("MOU") sets forth the joint intent of CINEMA INTERNET NETWORKS INC ("CWK"), TIV ("TIV"), Wiredinn and Sprint Canada Inc. (SCI") with respect to a strategic marketing collaboration to jointly market and sell the services/products of the four parties (the "Collaboration"). This MOU sets out the objectives of the parties and forms the foundation for a definitive agreement (the "Agreement") to be signed by the parties. SCI, TICV, Wiredinn and CWK will work diligently to finalize the terms outlined in this MOU with a targeted signing of the Agreement on October 1, 2000. This MOU is a non-binding expression of interest which will be replaced and superseded by the Agreement. Until that time there is no agreement between the parties and the parties do not intend to be legally bound.

All parties agree as follows:

1. The purpose of this Agreement is to provide a framework for a collaborative/consortium/joint effort to provide high speed Internet access solutions to the hospitality industry in Canada.

2. Sprint Canada will include TIV, Wiredinn and CWK in its Solutions Alliance Program and will work with TIV, Wiredinn and CWK to increase awareness and exposure to the SCI field sales organization.
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3.   SCI will promote to its sales organization, with the assistance of TIV, CWK and Wiredinn, the services and products of TIV, CWK and Wiredinn.

4. SCI will permit TIV, Wiredinn and CWK to publicize and promote this relationship, provided all marketing materials, web site references and news releases are first reviewed and approved by SCI.

5. SCI will perform sales calls to hospitality customers. If a customer is interested in obtaining high speed Internet access ("HSIA"), SCI will arrange for the hospitality customer to be contacted by Wiredinn, which will prepare an offer specifying a monthly fee for HSIA, to be presented by SCI.

6. SCI personnel will, when it is appropriate to do so, refer the hospitality customer to TIV for consulting services to increase the profitability of hospitality customer's telephone services. In the event that the hospitality customer chooses to retain the services of TIV, TIV will perform an audit of the hotel and will bill the customer in accordance with TIV's standard rates for the services. TIV will encourage the hospitality customer to use its increased earnings for the installation of HSIA through SCI and Wiredinn. The parties will determine the remuneration that SCI will receive upon hospitality customers entering into any consulting services agreement with TIV.

7. The parties will jointly develop the network design and provision equipment and Internet access from SCI. SCI will obtain equipment as needed from agreed upon suppliers for the Wiredinn HSIA contract with the hospitality customer. The equipment obtained by SCI will be sold to CWK, at a 30 percent margin, based on listed retail pricing of the equipment. CWK will purchase the equipment and will rent it to Wiredinn. CWK will provide installation and maintenance services for the LAN infrastructure needed to support the hospitality solution. Wiredinn will charge a monthly fee to the hospitality customer, will be responsible for collecting the fees and for paying CWK for installation and maintenance and SCI for the Internet and data services.

8. Subject to approval by SCI, which will not be unreasonably withheld, each party will have the right to use subcontractors for the delivery of its portion of the solution to the hospitality customer, will be responsible for the selection and management of any subcontractors and will be responsible for all quality and service levels provided through its subcontractors.

9. As part of the Collaboration, SCI will develop jointly with TIV, Wiredinn and CWK a marketing strategy and plan, which will define the parties' mutual marketing and sales goals, objectives and measurements. It is the intention of the parties to sell the Wiredinn hospitality solution to 100 to 300 Canadian hotels during the twelve- (12) month period commencing on the date of execution of the MOU. This is a statement of intent only, and no penalties will result from failure to achieve this target.

10. SCI will provide the other parties with adequate advance notice of new services offerings and changes in strategies and directions.

11. CWK, TIV and Wiredinn will permit SCI to publicize and promote this relationship once the Agreement has been signed and to have their names included in the SCI Solutions Alliance Program, to be generally announced and promoted by SCI.
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12.  Each party will provide adequate sales and sales support personnel to properly address any sales and installation activity for prospective and actual customers.

13. Following the signing of this MOU and until the end of the term of the Agreement, SCI will be the only Canadian telecommunication company (i) with which TIV, Wiredinn and CWK will proactively market and sell the products/services contemplated by this collaboration; and (ii) that will be entitled to a portion of revenue from the joint proactive marketing and sales effort. Proactive marketing and selling includes but is not limited to the development and execution of joint seminars and education programs for prospective customers and joint sales calls on prospective customers.

14. TIV, Wiredinn and CWK will use SCI exclusive supplier of T1's and other Internet connections that any one of them may use in the Canadian hospitality market, whenever it is commercially reasonable to do so.

15. Any product or service level warranties provided on the products and services delivered pursuant to the Collaboration may be passed through by SCI to any customers resulting from the Collaboration. Each party will provide to SCI written descriptions of its products and services level warranties for inclusion into contracts with the customers.

16.  CWK will be the preferred installation and maintenance consortium partner.

All Parties Agree to the following:

17. CWK, Wiredinn and SCI will each designate a relationship/program manager to perform duties including assisting in the execution of the CWK, Wiredinn and SCI marketing, sales and installation activities, identifying and escalation relationship and operations issues, and acting as the contact point for the relationship on an ongoing basis.

18. CWK, Wiredinn and SCI will implement programs to support and promote cooperative field relationships.

19. No party will act as a reseller, agent or representative of any other party, unless otherwise agreed upon in writing.

20. Each of TIV, CWK Wiredinn and SCI has signed or will sign a Non-Disclosure Agreement provided by SCI.

21. Any of the parties may terminate this MOW upon thirty- (30) days written notice.

Date: 15 September 2000     Date: 15 September 2000
      -----------------           -----------------

Cinema Internet Networks Inc.          Wiredinn

By: /s/ Bill Massey           By: /s/ David Larsen
   ----------------------         ----------------

Title Bill Massey CEO         Title David Larsen, CEO
      ---------------               -----------------


Date: 15 September 2000       Date: 15 September 2000
      -------------------           -----------------
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22.From the date of the signing of this MOU until the end of a period of twelve
(12) months following the end of the term of the Agreement, none of the parties shall solicit for employment or employ any of the parties' employees, unless prior written consent given by the existing employer.

Sprint Canada Inc.                                  TIV

By: /s/ Rob Treumann                    By: /s/ Lou Martinelli
    -----------------------------       -----------------------------------

Name: Rob Treumann,                     Title: Lou Martinelli, President
Title: Sr. VP Sales & Marketing
       ------------------------

Date: 15 September 2000                 Date: 15 September 2000
      ---------------------------             -----------------------------

Cinema Internet Networks Inc.                          Wiredinn

By: /s/ Bill Massey                     By: /s/ David Larsen
  -------------------------------           -------------------------------

Title Bill Massey CEO                   Title David Larsen, CEO
      ---------------                         -----------------------------

Date: 15 September 2000                 Date: 15 September 2000
      ---------------------------             -----------------------------